Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-224731) pertaining to the Inspire Medical Systems, Inc. 2018 Incentive Award Plan, the Inspire Medical Systems, Inc. 2007 Stock Incentive Plan, as amended, the Inspire Medical Systems, Inc. 2017 Stock Incentive Plan, as amended, and the Inspire Medical Systems, Inc. 2018 Employee Stock Purchase Plan of our reports dated February 10, 2025, with respect to the consolidated financial statements of Inspire Medical Systems, Inc., and the effectiveness of internal control over financial reporting of Inspire Medical Systems, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2024.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 10, 2025